SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
(Amendment No. 10)*

Vsource, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

92908B 30 3

(Cusip Number)

Mercantile Equity Partners III, L.P.
Attention: I. Steven Edelson
1372 Shermer Road
Northbrook, Illinois 60062
(847) 509-3711

with a copy to:
Michael H. Altman, Esq.
401 North Michigan Avenue
Chicago, Illinois 60611
(312)836-6186

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 22, 2004 and November 24, 2004

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 as amended (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Equity Partners III, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Equity Partners III, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: The Edelson Family Trust dated September 17, 1997		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Capital Partners, I, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Capital Group, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Capital Management Corp.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Asia Internet Investment Group I, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Asia Investing Group, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Asia Investors, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Asia Investors, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Mercantile Asia, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Michael A. Reinsdorf		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: I. Steven Edelson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: 0

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 92908B 30 3

1.	Name of Reporting Person: Nathaniel C. A. Kramer		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person (See Instructions): IN

Item 4. Purpose of Transaction.
Item 5. Interest in Securities of the Issuer.

Item 4. Purpose of Transaction.

     Item 4 is hereby amended by (i) deleting the first two paragraphs under the heading “General” in such Item 4, and (ii) adding, immediately before such heading the following paragraphs:

     “Commitment Agreements

     Pursuant to the Commitment Agreements, on November 22, 2004, each of MEP, LP, MCP, AIIG, Mr. Edelson (in his capacity as trustee of the Mercantile Companies, Inc. Money Purchase Plan) and Mr. Reinsdorf disposed of all shares of Series 1-A Convertible Preferred Stock and/or Series 4-A Convertible Preferred Stock held by such Reporting Persons. After completing such transaction the Reporting Persons no longer own any shares of Series 1-A Convertible Preferred Stock or Series 4-A Convertible Preferred Stock of the Issuer.

     Symphony Purchase Agreement

     Pursuant to the Symphony Purchase Agreement, on November 24, 2004, AIIG sold 17,349 shares of the common stock of the Issuer owned by AIIG to Symphony for $8,674.50. After completing such transaction, AIIG no longer owns any shares of Common Stock of the Issuer.

     Cancellation of Warrants and Options

     As of November 24, 2004, MCP and Mr. Edelson agreed with the Issuer that the Warrant and all of the Edelson Options are cancelled and of no further force or effect.”

Item 5. Interest in Securities of the Issuer.

     As a result of the consummation of the transactions contemplated by the Commitment Agreements and the Symphony Purchase Agreement described in Item 4, each of the Reporting Persons ceased to be the beneficial owner of at least 5% of the outstanding Common Stock of the Issuer on November 24, 2004. See Item 4 for a description of transactions consummated by each Reporting Person in the Issuer’s Securities.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 26, 2004	MERCANTILE EQUITY PARTNERS III, L.P., an Illinois limited partnership, its Managing Member
	By:	Mercantile Equity Partners III, L.L.C., an Illinois limited liability company, its General Partner

		By:	/s/ I. Steven Edelson
		Name:	I. Steven Edelson
		Title:	Managing Member

MERCANTILE EQUITY PARTNERS III, L.L.C., an Illinois limited liability company, its General Partner
	By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE CAPITAL PARTNERS I, LP, an Illinois limited partnership
	By:	Mercantile Capital Group, LLC, a Delaware limited liability company, its general partner

		By:	Mercantile Capital Management Corp., an Illinois corporation, its manager

			By:	/s/ I. Steven Edelson
			Name:	I. Steven Edelson
			Title:	President

MERCANTILE CAPITAL GROUP, LLC, a Delaware limited liability company
	By:	Mercantile Capital Management Corp., an Illinois corporation, its manager

		By:	/s/ I. Steven Edelson
		Name:	I. Steven Edelson
		Title:	President

MERCANTILE CAPITAL MANAGEMENT CORP., an Illinois corporation, its manager

	By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	President

THE EDELSON FAMILY TRUST DATED SEPTEMBER 17, 1997
By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Trustee

ASIA INTERNET INVESTMENT GROUP I, LLC, a Delaware limited liability company
By:	Asia Investing Group, LP, a Delaware limited partnership, its managing member

By:	Asia Investors Group, LLC, a Delaware limited liability company, its general partner

By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

ASIA INVESTING GROUP, LP, a Delaware limited partnership
By:	Asia Investors Group, LP, a Delaware limited liability company, its general partner

By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

ASIA INVESTORS GROUP, LLC, a Delaware limited liability company
By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
Name:	I. Steven Edelson
Title:	Managing Member

MERCANTILE ASIA INVESTORS, LP, a Delaware limited partnership
By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE ASIA, LLC, a Delaware limited liability company

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

/s/ Michael A. Reinsdorf
MICHAEL A. REINSDORF, an Individual

/s/ I. Steven Edelson
I. STEVEN EDELSON, an Individual

/s/ Nathaniel C. A. Kramer
NATHANIEL C. A. KRAMER, an Individual

Exhibit 99.1

EXHIBIT 1

     Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: November 26, 2004	MERCANTILE EQUITY PARTNERS III, L.P., an Illinois limited partnership, its Managing Member
	By:	Mercantile Equity Partners III, L.L.C., an Illinois limited liability company, its General Partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE EQUITY PARTNERS III, L.L.C., an Illinois limited liability company, its General Partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE CAPITAL PARTNERS I, LP, an Illinois limited partnership
By:	Mercantile Capital Group, LLC, a Delaware limited liability company, its general partner

By:	Mercantile Capital Management Corp., an Illinois corporation, its manager

	By:	/s/ I. Steven Edelson
		Name:	I. Steven Edelson
		Title:	President

MERCANTILE CAPITAL GROUP, LLC, a Delaware limited liability company

By:	Mercantile Capital Management Corp., an Illinois corporation, its manager

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	President

MERCANTILE CAPITAL MANAGEMENT CORP., an Illinois corporation, its manager

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	President

THE EDELSON FAMILY TRUST DATED SEPTEMBER 17, 1997
By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Trustee

ASIA INTERNET INVESTMENT GROUP I, LLC, a Delaware limited liability company

By:	Asia Investing Group, LP, a Delaware limited partnership, its managing member

By:	Asia Investors Group, LLC, a Delaware limited liability company, its general partner

By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

ASIA INVESTING GROUP, LP, a Delaware limited partnership

By:	Asia Investors Group, LP, a Delaware limited liability company, its general partner

By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

ASIA INVESTORS GROUP, LLC, a Delaware limited liability company
By:	Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE ASIA INVESTORS, LP, a Delaware limited partnership

By:	Mercantile Asia, LLC, a Delaware limited liability company, its general partner

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

MERCANTILE ASIA, LLC, a Delaware limited liability company

By:	/s/ I. Steven Edelson
	Name:	I. Steven Edelson
	Title:	Managing Member

/s/ Michael A. Reinsdorf
MICHAEL A. REINSDORF, an Individual

/s/ I. Steven Edelson
I. STEVEN EDELSON, an Individual

/s/ Nathaniel C. A. Kramer
NATHANIEL C. A. KRAMER, an Individual